Exhibit 10.1

SETTLEMENT AND STANDSTILL AGREEMENT

This SETTLEMENT AND STANDSTILL AGREEMENT made and entered into on this 11th day of March 2014 (this “Agreement”) by and among World Energy Solutions, Inc., a Delaware corporation (the “Company”), and the persons identified on Schedule A (collectively, the “Ardsley Group”, and each individually, a “member” of the Ardsley Group) and effective on the date hereof.

WHEREAS, members of the Ardsley Group have disclosed publicly that they are, collectively, the beneficial owners of 913,793 of the outstanding shares of Common Stock;

WHEREAS, representatives of the Company and members of the Ardsley Group have engaged, to date, in various discussions and communications concerning certain Board compositional and related matters;

WHEREAS, the Ardsley Group previously indicated to the Company its desire to nominate certain individuals for election as directors to the Board at the 2014 Annual Meeting;

WHEREAS, solely to facilitate the agreements set forth herein, John W. Wellard has delivered to the Board, on the date hereof, his resignation from the Board, with such resignation becoming effective on the date of the 2014 Annual Meeting; and

WHEREAS, each of the Company and the Ardsley Group has determined that it is in each party’s best interests to reach an agreement with respect to the composition of the Board, the election of directors at the 2014 Annual Meeting and certain related matters.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants, undertakings and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Agreement: “2014 Annual Meeting” means the Company’s 2014 Annual Meeting of Stockholders at which, among other things, director-candidates of the Company to serve in Class II of the Board will be considered and elected by the Company’s stockholders.

“2014 Notification Deadline” means the last date on which written notice delivered to the Secretary of the Company of stockholder nominations of director-candidates for election to the Board or the proposal of other business at the 2014 Annual Meeting would be timely under Sections 1.10(b) and 1.11(b) of the By-Laws.

“2015 Annual Meeting” means the Company’s 2015 Annual Meeting of Stockholders at which, among other things, director-candidates of the Company to serve in Class III of the Board will be considered and elected by the Company’s stockholders.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“beneficial owner” and “beneficial ownership” have the meanings set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Company’s board of directors.

“By-Laws” means the Company’s By-Laws in effect on the date hereof, and as the same hereafter may be amended and in effect from time to time.

“Charter” means the Company’s Certificate of Incorporation in effect on the date hereof, as the same hereafter may be amended and in effect from time to time.

“Common Stock” means the common stock, $0.0001 par value, of the Company.

“Company Nomination Failure” means the failure of the Company to notify the Ardsley Group, in writing not less than 30 days next preceding the 2015 Notification Deadline pursuant to Section 4(h) hereof, that the Board (upon recommendation of the CGN Committee) has resolved to nominate the Class III Designee Director for election to the Board at the 2015 Annual Meeting. Notwithstanding the foregoing, if the Class III Designee Director (A) is not willing or able to stand for election and/or consent to serve as a Class III director, or (B) otherwise is not qualified to be elected and/or to serve as Class III director of the Company (as determined, in good faith, by the CGN Committee), neither the Company’s aforementioned failure to so notify the Ardsley Group, nor the Board’s failure to nominate the Class III Designee Director, shall constitute a “Company Nomination Failure” under this Agreement; provided, however, in either such case Ardsley Group may in a timely manner designate a replacement nominee for election at the 2015 Annual Meeting who is not an Affiliate, Associate, partner, member, principal, employee, or representative of the Ardsley Group or any member of the Ardsley Group and who is reasonably acceptable to the CGN Committee and a majority of the Board (not including the disqualified director) and otherwise qualified to serve as a Class III director.

“Controlled Affiliate” means, with respect to any person, any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, that is directly or indirectly controlled by such person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise; provided that direct or indirect beneficial ownership of capital stock or other interests in an entity or enterprise entitling the holder thereof to cast 50% or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise shall be deemed to constitute control for purposes of this definition.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Nasdaq Rule” means Marketplace Rule 5605(a)(2) of The NASDAQ Stock Market.

“person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company or partnership, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Standstill Period” means the period commencing on the date hereof through and including the earliest to occur of the following: (i) the 10th day next preceding the last date (“2015 Notification Deadline”) upon which a notice to the Secretary of the Company of nominations of directors for election to the Board at the Company’s 2015 Annual Meeting would be considered timely under the Charter and By-Laws, if a Company Notification Failure shall have occurred; (ii) the 90th day next following the 2015 Annual Meeting; and (iii) such date, if any, on which the Company has materially breached any of its covenants or obligations under this Agreement, which such breach thereafter remains uncured (if capable of being cured) for a period of twenty (20) days following written notice of such material breach by the Ardsley Group.

2. Representations and Warranties of the Company. The Company represents and warrants to the Ardsley Group, that (a) the Company has the corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights and remedies of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree, in each case that is applicable to the Company, (ii) result in any material breach or material violation of, or constitute a material default (or an event which, with notice or lapse of time or both, could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement, in each case to which the Company is a party or by which it is bound and which is material to the Company’s business or operations or (iii) violate or conflict with the Charter or the By-Laws and (d) the Company has not received as of the date hereof notice from any person who is not a party to this Agreement that such person intends to submit to the Company the nomination of any director-candidate(s) prior to the expiration of the 2014 Notification Deadline.

3. Representations and Warranties of the Ardsley Group. The Ardsley Group, and each member of the Ardsley Group, severally, and not jointly, represents and warrants to the Company, with respect to itself or himself, as the case may be, that: (a) such member, in the case of an individual, has the legal capacity, power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (b) such member, in the case of an entity, has the corporate, general partnership, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (c) this Agreement has been duly and validly authorized, executed, and delivered by such member, constitutes a valid and binding obligation and agreement of such member, and is enforceable against such member in accordance with its terms, except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights and remedies of creditors and subject to general equity principles, (d) the execution, delivery and performance of this Agreement by such member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or him, (ii) result in any material breach or material violation of, or constitute a material default (or an event which, with notice or lapse of time or both, could become a material default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement, in each case to which one or more members of the Ardsley Group is a party or by which it or he is bound and which is material to the Ardsley Group’s business or operations or (iii) in the case of any entity, violate or conflict with its organizational documents, (e) such member is the beneficial owner of the number of shares of Common Stock set forth with respect to such member in the report of beneficial ownership of the Common Stock on the Schedule 13D filed by the Ardsley Group with the SEC on January 10, 2014 (the “Schedule 13D”), (f) except as set forth in such Schedule 13D, no Affiliate or Associate of any member of the Ardsley Group holds or owns beneficially any shares of Common Stock or any voting or economic interests therein or any rights or arrangements, agreements, commitments or understandings relating thereto, including, without limitation, any option, warrant or right to acquire or subscribe for the purchase of Common Stock, or is a party or beneficiary to or of any synthetic security arrangement, any stock borrowing or lending arrangement, any cash settled derivative, “total return” or other form of “swap”, or any “put”, “call” ‘hedge” or “short” position or arrangement (such interests therein, rights and other arrangements agreements, commitments and understandings in respect of the Common Stock, collectively, “Derivatives”), (g) the questionnaires titled “World Energy Solutions, Inc. – Questionnaire for New Directors” (the “New Director Questionnaire”) have been delivered to the Company and executed by, Peter Londa (the “Class III Designee Director”) and Sean Sweeney (the “Class II Designee Director” and, together with the Class III Designee Director, the “Designee Directors”), respectively, and are true, complete and correct in all material respects as of the date hereof, (h) no Designee Director is an Affiliate, Associate, principal, partner, employee, member or representative of the Ardsley Group or any member of the Ardsley Group and (i) neither the Ardsley Group, nor such Member, has received as of the date hereof notice from any person who is not a party to this Agreement that such person intends to submit to the Company the nomination of any director-candidate(s) prior to the expiration of the 2014 Notification Deadline.

4. Board Composition; Appointment and Nomination of Designee Directors; Compensation of Directors.

(a) Simultaneously with the execution hereof, the Board is adopting resolutions, which resolutions, among other things, effective on the date hereof:

(i) Establish the-then current size of the Board at seven directors, by increasing the number of directors designated to serve in Class II of the Board from two directors to three directors and by increasing the number of directors designated to serve in Class III of the Board from one director to two directors;

(ii) in accordance with the recommendation of the Corporate Governance and Nominating Committee (the “CGN Committee”) heretofore made to the Board, appoint the Class III Designee Director (who, as heretofore determined in good faith by the CGN Committee is not an Affiliate or Associate of the Ardsley Group, qualifies as “independent”, as that term is defined in the Nasdaq Rule, and is qualified to serve as a director of the Company) to serve as a director in Class III of the Board to fill the vacancy in such class resulting from the increase in the size of such class as specified in Section 4(a)(i), with such director’s term in such class expiring at the 2015 Annual Meeting (provided, however, the Company shall be obligated to renominate such director for election as a Class III director at the 2015 Annual Meeting in accordance with and subject to the provisions of Section 4(h) hereof); and

(iii) in accordance with the recommendation of the CGN Committee heretofore made to the Board, appoint the Class II Designee Director (who, as heretofore determined in good faith by the CGN Committee is not an Affiliate or Associate of the Ardsley Group, qualifies as “independent”, as that term is defined in the Nasdaq Rule, and is qualified to serve as a director of the Company) to serve as a director in Class II of the Board to fill the vacancy in such class resulting from the increase in the size of such class as specified in Section 4(a)(i), with such director’s term in such class expiring at the 2014 Annual Meeting.

(b) The Company shall (i) nominate the Class II Designee Director for election as a Class II director for election at the 2014 Annual Meeting when it nominates the other candidates for election as Class II directors at such meeting, (ii) recommend that the Company’s stockholders affirmatively vote “for” the election of the Class II Designee Director at the 2014 Annual Meeting and (iii) solicit proxies “for” such election at the 2014 Annual Meeting and otherwise support the Class II Designee Director for election in an affirmative manner.

(c) The Board shall nominate a non-incumbent director candidate (upon the recommendation of the CGN Committee) for election as a Class II director at the 2014 Annual Meeting to fill the vacancy in such class resulting from the resignation of Mr. Wellard, and such director candidate shall (as determined in good faith by the CGN Committee) qualify as “independent”, as that term is defined in the Nasdaq Rule, and be qualified, willing and able to serve as a director of the Company. In determining such candidate, the CGN Committee will consult with the Ardsley Group and (to the extent practicable) other stockholders of the Company who, on an unsolicited basis, have notified the Company in writing that they wish to participate in such process, and give good faith consideration to the views and any feedback received from the Ardsley Group and any other such stockholders regarding the Board’s selection of such candidate. The Ardsley Group and any other stockholders who so participate in the process above shall be required, as a condition thereof, to sign an appropriate confidentiality, non-use and securities law compliance agreement, acceptable to the Board after consultation with counsel, in connection with the foregoing.

(d) Solely to facilitate the transactions contemplated by this Agreement, Mr. Libbey has irrevocably tendered his resignation as non-executive Chairman of the Board effective as of the date of the first meeting of the Board next following the 2014 Annual Meeting (which resignation is conditioned on the continued effectiveness of this Agreement and no breach or violation by the Ardsley Group or any member of the Ardsley Group of Section 6), and promptly after such resignation has become effective, the Board shall appoint a Chairman of the Board in accordance with the By-Laws. If Mr. Libbey is reelected as Chairman of the Board following the 2014 Annual Meeting, he shall resign from such position on December 31, 2014 and upon his resignation becoming effective, the Board shall elect a new Chairman (who shall not be Mr. Libbey) in accordance with the By-Laws.

(e) The Board shall not increase or decrease the size of the Board during the Standstill Period unless such increase or decrease shall have been approved by the majority of the directors and at least one Designee Director. The Designee Directors shall be members of such committees of the Board during the Standstill Period as is contemplated by Sections 12(d) and 12(e). In addition, if the Board forms any additional committees (including an executive committee) during the Standstill Period, a Designee Director shall be appointed to each such committee.

(f) At any time from and after the date hereof, the Company shall have no obligations hereunder in the event of any material breach or violation of any representation, covenant or obligation of the Ardsley Group, or any member thereof, which such breach or violation remains uncured (if capable of being cured) for a period of twenty (20) days following written notice of such breach by the Company.

(g) Each of the Designee Directors has irrevocably tendered his resignation as a director of the Company effective as of the date, if any, of the termination of the Company’s obligations as specified in Section 4(f), and the Board, in its sole discretion, may accept any or all of such resignations, by a majority vote of the directors then in office (excluding the Designee Directors).

(h) Not less than 30 days next preceding the 2015 Notification Deadline, the Company shall notify the Ardsley Group whether the Board has resolved to recommend the Class III Designee Director for reelection to the Board at the 2015 Annual Meeting. If the Board has so resolved and agrees, then (i) the Board shall nominate the Class III Designee Director for election as a Class III director at the 2015 Annual Meeting and (ii) the Board shall recommend that the Company’s stockholders vote, and the Company shall solicit proxies, “for” his election at such meeting and otherwise recommend to the Company’s stockholders the Class III Designee Director for election as a Class III director in an affirmative manner.

5. Voting. At all meetings of Company’s stockholders during the Standstill Period, each member of the Ardsley Group shall cause all shares of Company’s Common Stock beneficially owned by it or him or by its or his respective Controlled Affiliates to be present for quorum purposes and to be affirmatively voted in accordance with the Board’s recommendation with respect to nominees to the Board and with respect to any other matter presented to stockholders with respect to the election or removal of directors.

6. Standstill. The Ardsley Group and each member of the Ardsley Group agrees that during the Standstill Period, neither it nor he will, and it or he will cause each of its or his Controlled Affiliates or agents or other persons acting on its or his behalf not to:

(a) without the prior written agreement of the Company (as authorized by the Board by a majority vote, excluding the Designee Directors), acquire, offer to acquire or agree to acquire, alone or in concert with any other individual or entity, by purchase, tender offer, exchange offer, agreement, merger, business combination or any other manner, beneficial ownership of any securities of the Company, if, after completion of such acquisition or proposed acquisition, the aggregate beneficial ownership of all members of the Ardsley Group shall be more than 9.9% of the outstanding Common Stock (calculated based on the Company’s latest annual or quarterly report with the SEC pursuant to Section 13 or 15(d) of the Exchange Act); provided, however, that such limitation shall not apply to shares acquired directly pursuant to stock dividends or similar distributions of Common Stock made on a pro rata basis to all holders of Common Stock;

(b) submit any stockholder proposal (whether binding or precatory, pursuant to Rule 14a-8 under the Exchange Act, or otherwise) or any notice of nomination of director candidates or notice of any other business for consideration, or nominate any director candidate for election to the Board or withhold authority for or oppose any director candidates nominated by the Board;

(c) form, join in or in any other way participate as a member of or otherwise in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other members of the Ardsley Group or one or more Controlled Affiliates of a member of the Ardsley Group with respect to the Common Stock currently owned as set forth in the Ardsley Group’s latest amendment to its Schedule 13D or Common Stock acquired in the future (subject to the limitations set forth in Section 6(a) hereof) or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;

(d) solicit proxies or written consents of stockholders, finance any solicitation of proxies or written consents of stockholders or engage in or conduct any solicitation of any binding or nonbinding referendum with respect to the Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” or “consent” within the meaning of Rule 14a-1 under the Exchange Act to vote (including any exempt solicitation in accordance with Rule 14a-2(b)(7) under the Exchange Act), or advise, encourage or seek to influence any person with respect to voting (or abstaining from voting), any shares of Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the director candidates nominated by the Board at any stockholder meeting; provided, however, that nothing herein will limit the ability of the Ardsley Group to announce in accordance with Rule 14a-1(l)(2)(iv) under the Exchange Act (but not including the parenthetical exception in such clause (iv)) and solely in respect of shares of Common Stock beneficially owned by it, its voting intention with respect to any Board-approved publicly announced proposals or agreements relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company;

(e) call, seek to call, or to request the calling of, a special meeting of the stockholders of the Company, or seek to make, or make, a binding or precatory stockholder proposal at any meeting of the stockholders of the Company or make a request for a list of the Company’s stockholders (or otherwise induce, assist or knowingly encourage any other person to initiate or pursue such a proposal or request) or otherwise acting alone, or in concert with others, seek to control or influence the governance, affairs, business, management or policies of the Company;

(f) vote “for” the election of any nominee (or nominees) for election as directors of the Company other than those persons who are nominated by the Board, or seek the removal of or vote to remove any member of the Board who was nominated by the Board;

(g) without the prior written agreement of the Company (as authorized by the Board by a majority vote, excluding the Designee Directors), commence, propose, offer, consummate, or make any public announcement regarding (i) any acquisition of any assets or businesses of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other form of business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, reorganization, restructuring, liquidation, dissolution, winding up or other similar extraordinary transaction with respect to the Company or any of its subsidiaries; provided, however, that the limitations in this Section 6(g) shall not restrict or prohibit (A) the tender by the Ardsley Group (or any member of the Ardsley Group or Affiliate of the Ardsley Group or of such member) of shares of Company Common Stock it or he beneficially owns or holds pursuant to a bona fide tender or exchange offer commenced and conducted, not in violation of this Section 6, by (1) any person (other than the Ardsley Group, any member thereof or any Affiliate of the Ardsley Group or of such member) in compliance with Regulations 14D and 14E, respectively, under the Exchange Act and, to the extent applicable (in the case of an exchange offer), the Securities Act or (2) the Company pursuant to Rule 13e-4 and Regulation 14E, respectively, under the Exchange Act and, to the extent applicable (in the case of an exchange offer), the Securities Act, or (B) the Ardsley Group (or any member of the Ardsley Group or Affiliate of the Ardsley group or of such member) from voting shares of Company Common Stock it beneficially owns in its sole discretion in connection with the consideration and adoption by the Company’s stockholders of any definitive agreement to which any person (other than the Ardsley Group, any member of the Ardsley Group or any Affiliate of the Ardsley Group or of such member) and the Company are principal parties, which has been approved and recommended by the Board, that provides for a merger, sale of all or substantially all of the Company’s assets, recapitalization, restructuring, reorganization, liquidation, dissolution, winding up or other extraordinary transaction for which the adoption thereof by the Company’s stockholders is required pursuant to the Charter and/or applicable law;

(h) publicly disclose, or induce, assist or knowingly encourage any person to make any public disclosure (including, without limitation, the filing of any document or report with the SEC or any other governmental agency or authority, or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of this Section 6, or otherwise seek, in any manner that would require public disclosure by the Ardsley Group, any of the members of the Ardsley Group or any of their Affiliates, to obtain any waiver, consent under, or amendment of, any provision of this Agreement;

(i) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Company’s securities, or enter into any agreement, arrangement, commitment, plan or understanding with respect to any other Derivatives;

(j) knowingly (based on reasonable inquiry) assign, sell, transfer, pledge or otherwise dispose of any shares of Common Stock in a private transaction to any person who upon such assignment, sale, transfer, pledge or disposition would be deemed to beneficially own 9.9% or more of the issued and outstanding Common Stock;

(k) enter into any agreements, arrangements, commitments, plans or understandings (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(l) take or cause or induce or assist others to take any action inconsistent with any of the foregoing.

Without limiting the generality of the foregoing, nothing contained in this Section 6 shall be deemed to prohibit the Designee Directors from taking any action (or omitting to take any action) in their capacity as directors of the Company and in compliance with their fiduciary duties under applicable law to all of the Company’s stockholders.

7. Company Policies. Each Designee Director shall, prior to his appointment or election as a director of the Company, agree (including by means of the execution of such instruments and agreements as the Company requires of all Company directors) to comply with (i) the confidentiality obligations generally applicable to the directors of the Company, including any applicable confidentiality agreement, and (ii) the provisions of the Company insider trading, corporate governance and all other policies applicable to members of the Board during his service as a director of the Company. The Company acknowledges that this Agreement will not be deemed to constitute an agreement or representation by any person or entity that the Designee Directors will not, in their capacity as a director of the Company, seek to change any of the policies or requirements referred to or incorporated herein.

8. Compensation; Directors’ and Officers’ Insurance; Indemnification. Each of the Designee Directors shall be (i) compensated for his service as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company, (ii) entitled to the same rights of indemnification as the other directors of the Company as such rights may exist from time to time and (iii) added to the Company’s directors’ and officers’ liability insurance policy as insured persons thereunder, with such rights to compensation, indemnification and insurance coverage beginning on the date hereof.

9. Joint Press Release; Public Statements. As promptly as practicable after the date hereof (but in no event later than the filing by the Ardsley group of an amendment to the Schedule 13D and the filing by the Company of its current report on Form 8-K, as contemplated by Section 10 and Section 11, respectively) the Company and the Ardsley Group shall issue a joint press release in the form annexed hereto as Exhibit A (the “Joint Press Release”). Neither the Company nor any member of the Ardsley Group shall make any public statements with respect to the matters covered by this Agreement without the prior mutual consent of the Company and the Ardsley Group. The foregoing shall not prevent (i) the Ardsley Group, in accordance with Rule 14a-1(l)(2)(iv) under the Exchange Act (but not including the parenthetical exception in such clause (iv)) and solely in respect of shares of Common Stock beneficially owned by it from announcing its voting intention with respect to any Board-approved publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company; or (ii) the making of any factual statement which, after consultation by the Ardsley Group with legal counsel, the Ardsley Group determines in good faith is required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

10. Ardsley Group SEC Filing. Ardsley Group shall file with the SEC as soon as practicable, an amendment to the Schedule 13D, which shall (i) report the Ardsley Group’s execution and delivery of this Agreement, (ii) file a copy of this Agreement as exhibit thereto and (iii) otherwise comply with the requirements of Schedule 13D. The Ardsley Group shall provide the Company and its counsel with a reasonable opportunity to review and comment on such amendment in advance of such filing with the SEC, and shall accept any such reasonable and timely comments of the Company and its counsel.

11. Company SEC Filing. The Company shall file with the SEC as soon as practicable, its current report on Form 8-K, which filing shall (i) report the Company’s execution and delivery of this Agreement, (ii) file a copy of this Agreement as exhibit thereto and (iii) otherwise comply with the requirements of Form 8-K. The Company shall provide the Ardsley Group and its counsel with a reasonable opportunity to review and comment on such Form 8-K in advance of filing with the SEC, and shall accept any such reasonable and timely comments of the Ardsley Group and its counsel.

12. Other Agreements and Representations.

(a) During the Standstill Period, the Company shall not publicly disparage any member of the Ardsley Group or any Affiliate thereof; provided, however, that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure.

(b) During the Standstill Period, no member of the Ardsley Group shall, nor shall any member of the Ardsley Group permit any Affiliate of such member to, publicly disparage the Company or any director, officer, employee, Affiliate or Associate of the Company; provided, however, that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure.

(c) At a meeting of the Board held on the date hereof, the Board has reviewed, considered and approved an amendment to the Company’s existing non-employee director compensation plan providing for, among other things, a $35,000 annual retainer, payable to each non-employee director of the Company in the form of restricted Common Stock. Unless not required by Nasdaq regulations, such shares shall be issued under the Company’s existing shareholder-approved equity incentive plans. At a meeting of the Board held on the date hereof, the Board has resolved to establish not later than the 20th day after the date hereof a committee of the Board to be constituted with three Company directors and to be titled the “Strategic Alternatives Committee” of the Board. The Strategic Alternatives Committee shall have the directive and be authorized to engage and work with management and the Company’s professional advisors to review the Company’s sales, marketing, channel development and business development strategies and methods, and to review and identify potential financial and strategic alternatives to enhance revenue and Company value. The Strategic Alternatives Committee will formally report its findings and recommendations to the full Board for its consideration within 120 days after the Strategic Alternatives Committee is established. The Chairman of the Strategic Alternatives Committee will be elected by such committee in accordance with the procedures set forth in the charter for such committee. The Strategic Alternatives Committee will not constitute an executive committee of the Board and will not have decision-making authority in the name or on behalf of the Company and shall have no authority to enter into, undertake, make or pursue (in the name or on behalf of the Company) any agreement, arrangement, plan, commitment, understanding, public announcement or transaction, and will only be conferred with the authority to conduct the analyses and review aforementioned and to make one or recommendations to the Board for its consideration. The Board shall appoint one of the Designee Directors to the Strategic Alternatives Committee as one of the committee’s initial members. In making such appointment, the Board shall take into account input from the Designee Directors regarding which of the Designee Directors should be appointed to the Strategic Alternatives Committee.

(d) The Board shall, at the first meeting of the CGN Committee following the date hereof, appoint one of the Designee Directors thereto, and at such meeting the CGN Committee shall elect a chairperson thereof in accordance with the charter for such committee. Effective as of the first meeting of the Board following the date hereof, the Board shall choose, taking into account input from the Designee Directors regarding their preferences for committee appointments, one Designee Director to be a member of any new committee of the Board created after the date hereof and prior to the 2015 Annual Meeting.

(e) (A) In the event any of the Designee Directors resign from the Board, or die or become permanently disabled or incapacitated prior to the end of their term as directors, the Ardsley Group shall have the right to designate a replacement director, who shall not be an Affiliate, Associate, partner, employee, principal, member or representative of the Ardsley group or any member of the Ardsley Group, to serve in the relevant Class of such director, provided that such replacement director is reasonably acceptable to the Company and shall qualify as an “independent director” under the Nasdaq Rule. (B) If the Class II Designee Director does not both (i) continue to be “independent” for the purposes of the Nasdaq Rule and not be an Affiliate or Associate of the Ardsley Group, and (ii) remain qualified to serve as a director of the Company (as determined in good faith by the CGN Committee of the Board), in each case, as of the time for nomination of directors for the 2014 Annual Meeting (or at any time thereafter but prior to the 2014 Annual Meeting), then the Board shall not be required to comply with Section 4(b) hereof with respect thereto, but instead, the Ardsley Group shall be entitled to designate a replacement nominee for election at the 2014 Annual Meeting who shall meet the qualifications of each of clause (i) and (ii) above and who shall be reasonably acceptable to the CGN Committee and a majority of the Board (not including the disqualified director). Any such replacement director appointed pursuant to this Section 12(e) shall be deemed either a Class II Director Designee or a Class III Director Designee, as applicable, for purposes of this Agreement.

(f) Each member of the Ardsley Group shall promptly report any changes in its ownership of Common Stock to the Company and make all applicable filings (under the Securities Act and the Exchange Act) with respect thereto on a timely basis.

(g) Each member of the Ardsley Group hereby agrees that it shall cause Ardsley and each of its Controlled Affiliates, current and future, to comply with the terms of this Agreement.

(h) Following the date hereof and not later than the date of the 2014 Annual Meeting, the Board will adopt a “best practices” stockholder communications and disclosure policy as advised by counsel to replace any existing stockholder communications and disclosure policy that the Company currently has in place.

(i) Anything to the contrary express or implied in this Agreement notwithstanding, the parties hereby agree that this Agreement and the rights and obligations of the parties hereunder shall terminate and be of no further force or effect from and after such time, if any, that the Common Stock no longer is registered pursuant to and the Company no longer is subject to the reporting requirements of any of Sections 12, 13 or 15(d) of the Exchange Act.

13. Releases.

(a) Each member of the Ardsley Group hereby agrees for the benefit of the Company, and each controlling person, officer, director, stockholder, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Company (the Company and each such person, a “Company Released Person”) as follows:

(i) Each member of the Ardsley Group, for itself or himself and for its or his members, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Company Released Person of, and holds each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”) that the Ardsley Group or any member or members thereof may have against the Company Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii) Each member of the Ardsley Group understands and agrees that the Claims released by the Ardsley Group and each of its members above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. Each member of the Ardsley Group understands and agrees that it or he may hereafter discover facts different from or in addition to what it or he now believes to be true, which if known, could have materially affected this release of Claims, but each member nevertheless waives any claims or rights based on different or additional facts.

(iii) Each member of the Ardsley Group agrees that, during the term of the Agreement, (A) it or he shall not, without the consent of the Company, instigate, solicit, assist, intervene in, or otherwise voluntarily participate in any litigation or arbitration in which the Company or any of Company Released Persons are named as parties with respect to events occurring prior to the date of execution of this Agreement; provided, however, the foregoing shall not (x) include any litigation or arbitration arising out of or related to any obligations under, or breach of, this Agreement, and does not extend to any acts which are criminal, or (y) prevent any member of the Ardsley Group from responding to a validly issued legal process; and (B) the Ardsley Group agrees to give the Company at least five (5) business day notice of the receipt of any legal process requesting information regarding the Company or any of the Company Released Persons, to the extent that such notice is legally permissible. Notwithstanding the foregoing, the Ardsley Group shall not be prohibited from receiving proceeds in any class action lawsuit initiated by a person unaffiliated with the Ardsley Group on the same basis as the Company’s other non-initiating stockholders within such class.

(iv) The Company agrees that, during the term of the Agreement, (A) it shall not, without the consent of the Ardsley Group, instigate, solicit, assist, intervene in, or otherwise voluntarily participate in any litigation or arbitration in which any member of the Ardsley Group is named as a party with respect to events occurring prior to the date of execution of this Agreement; provided, however, the foregoing shall not (x) include any litigation or arbitration arising out of or related to any obligations under, or breach of, this Agreement, and does not extend to any acts which are criminal, or (y) prevent the Company from responding to a validly issued legal process; and (B) the Company agrees to give the Ardsley Group at least five (5) business day notice of the receipt of any legal process requesting information regarding any member of the Ardsley Group, to the extent that such notice is legally permissible.

(b) The Company hereby agrees for the benefit of the Ardsley Group, each member thereof, and each controlling person, officer, director, stockholder, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof, (the Ardsley Group, each member of the Ardsley Group and each such other person, an “Ardsley Released Person”) as follows:

(i) The Company, for itself and for its Affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Ardsley Released Person of, and holds each Ardsley Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected, that the Company may have against the Ardsley Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii) The Company understands and agrees that the Claims released by the Company above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. The Company understands that it may hereafter discover facts different from or in addition to what it now believes to be true, which if known, could have materially affected this release of Claims, but it nevertheless waives any claims or rights based on different or additional facts.

(c) The Parties intend that the foregoing release be broad with respect to the matters released; provided, however, this release of Claims shall not include claims to enforce the terms of this Agreement; and provided further that nothing in the foregoing release shall be deemed or construed, now or hereafter, as limiting in any manner any right of indemnification inuring to the benefit of any director or former director of the Company arising under the Company’s Charter, By-Laws or otherwise.

14. Fees and Expenses. All fees and expenses incurred in connection with this Agreement and all matters relating hereto shall be paid by the party incurring such fees or expenses; provided, however, that the Company, promptly after its receipt from the Ardsley Group (after the date hereof) of a reasonably detailed invoice (and such other backup, if appropriate, as reasonably requested) evidencing the legal fees and out-of-pocket expenses incurred by the Ardsley Group in connection with matters related to the 2014 Annual Meeting, the negotiation of this Agreement, and the filing of a Schedule 13D amendment in connection with this Agreement, shall reimburse the Ardsley Group for the amounts so incurred by the Ardsley Group up to a maximum aggregate amount of $50,000.

15. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile (with written confirmation of transmission) or by electronic mail; the business day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Ardsley Group:

Ardsley Advisory Partners

262 Harbor Drive, 4th Floor

Stamford, CT 06902

Attention: Steven Napoli

Facsimile: (203) 564-4250

E-mail: steve@ardsley.com

with a copy (which shall not constitute notice pursuant to this Section 15) to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Andrew Freedman, Esq.

Facsimile: (212) 451-2222

E-mail: afreedman@olshanlaw.com

If to the Company:

World Energy Solutions, Inc.

100 Front Street

Worcester, Massachusetts 01608

Attention: Philip V. Adams, CEO/President

Facsimile: (508) 459-8101

E-mail: padams@worldenergy.com

with a copy (which shall not constitute notice pursuant to this Section 15) to each of the following:

Greenberg Traurig, LLP

77 West Wacker Drive, Suite 2500

Chicago, IL 60601

Attention: Peter H. Lieberman, Esq.

Tel: 312-456-8417

Fax: 312-456-8435

Email: liebermanp@gtlaw.com

-and-

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, NY 10166

Attention: Clifford E. Neimeth, Esq.

Tel: 212-801-9383

Fax: 212-805-9383

Email: neimethc@gtlaw.com

16. Entire Agreement; Amendment and Waiver.

(a) This Agreement contains the entire understanding of the parties hereto with respect to and supersedes all prior agreements, both written and oral, between the parties, or any of them, relating to, the subject matter hereof.

(b) This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

17. Governing Law. This Agreement and any action, claim or legal proceeding directly or indirectly based upon, relating to arising out of this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the internal procedural and substantive laws of the State of Delaware, irrespective of any applicable principles of conflicts of laws.

18. Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, for the purpose of any action, claim or legal proceeding directly or indirectly based upon, relating to arising out of this Agreement or the negotiation, execution or performance hereof, and each of the parties hereby irrevocably agrees that all claims in respect to such action, claim or legal proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 15. Nothing in this Section 18 shall affect the right of any party to serve legal process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

19. Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Each party hereto agrees, on behalf of itself or himself and its or his Affiliates and Associates, that any requirements for the securing or posting of any bond with such remedy are hereby waived.

20. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns

21. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, and their respective Affiliates to the extent provided herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

22. Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. Accordingly, the parties agree that in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

23. Miscellaneous. The headings of the Sections are inserted for convenience of reference only and are not deemed to affect the interpretation of this Agreement. Unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender.

25. Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

Signature Page Follows

Signature Page – Settlement and Standstill Agreement

WORLD ENERGY SOLUTIONS, INC.

By:	/s/ Edward T. Libbey
Edward T. Libbey, Chairman of the Board
(Name and Title)

ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
By:	ARDSLEY PARTNERS I,
GENERAL PARTNER

By:	/s/ Steve Napoli
Steve Napoli, General Partner

ARDSLEY ADVISORY PARTNERS

By:	/s/ Steve Napoli
Steve Napoli, Partner

ARDSLEY PARTNERS I

By:	/s/ Steve Napoli
Steve Napoli, General Partner

PHILIP J. HEMPLEMAN, INDIVIDUALLY

By:	/s/ Steve Napoli
Steve Napoli, as attorney-in-fact for Philip J.

Hempleman

SPENCER HEMPLEMAN

/s/ Spencer Hempleman

BENJAMIN IAN BLOCK

/s/ Benjamin Ian Block

STEVEN NAPOLI

/s/ Steven Napoli

Schedule A

Ardsley Partners Renewable Energy Fund, L.P.

Ardsley Advisory Partners

Ardsley Partners I

Philip J. Hempleman

Spencer Hempleman

Benjamin Ian Block

Steven Napoli

Exhibit A

Joint Press Release

Please see attached

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